EXHIBIT 99.1

Consent to be Named Director Nominee

I hereby consent to be named as a nominee to the board of directors in the Registration Statement on Form S-1 of TBS International (File No. 333-123157) and in any and all amendments and supplements thereto (collectively, the "Registration Statement"), and to the filing of this consent as an exhibit to the Registration Statement.

/s/ William P. Harrington

Name:   William P. Harrington

April 18, 2005